Exhibit 99.1

EXTENSION AGREEMENT

This Extension Agreement (this “Extension”), dated as of November 3, 2015, is by and among the person and each of the entities listed on Schedule A hereto (collectively, the “Marcato Group”) and NCR Corporation, a Maryland corporation (the “Company”).

WHEREAS, the Company and the Marcato Group are parties to that certain Agreement dated as of November 10, 2014 (the “Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Settlement Agreement).

WHEREAS, pursuant to and as contemplated by Section 5 of the Agreement, the parties wish to extend the term of the Agreement as provided in this Extension.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Extension.

The term of the Agreement is hereby extended in accordance with Section 5 thereof to the earlier of (i) the date that is seven business days prior to the end of the last day that stockholders of the Company may timely notify the Company of a nomination or proposal to be properly brought before the 2017 annual meeting of the Company’s stockholders (the “2017 Meeting”) pursuant to the Company’s Amended and Restated Bylaws and (ii) the date that Designee ceases to serve as a director of the Company. All references in the  Agreement to the Nomination Deadline Date shall refer to the last day that stockholders of the Company may timely notify the Company of a nomination or proposal to be properly brought before the 2017 Meeting.

2.	Miscellaneous.

Except to the extent that any matters are mandatorily subject to the laws of the State of Maryland, this Extension shall be governed in all respects, including validity, interpretation and effect, by the laws of the state of New York applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

The Agreement, as extended pursuant to this Extension, and the Confidentiality Agreement contain the entire understanding of the parties hereto with respect to the subject matter thereof and hereof.

This Extension may be executed in two or more counterparts which together shall constitute a single agreement.

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IN WITNESS WHEREOF, each of the parties has executed this Extension, or caused the same to be executed, by its duly authorized representative as of the date first above written.

NCR Corporation

By:	/s/ Edward Gallagher
Name: Edward Gallagher
Title: Senior Vice President, General Counsel and Secretary

Marcato Capital Management LP

By:	/s/ Richard T. McGuire III
Name: Richard T. McGuire III
Title: Managing Partner

Marcato, LP

By:	/s/ Richard T. McGuire III
Name: Richard T. McGuire III
Title: Authorized Signatory

Marcato II, LP

By:	/s/ Richard T. McGuire III
Name: Richard T. McGuire III
Title: Authorized Signatory

Marcato International Master Fund, Ltd.

By:	/s/ Richard T. McGuire III
Name: Richard T. McGuire III
Title: Authorized Signatory

/s/ Richard T. McGuire III
Richard T. McGuire III

Schedule A

Marcato Capital Management LP

Marcato, L.P.

Marcato II, L.P.

Marcato International Master Fund, Ltd.

Richard T. McGuire III